Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:
Ted Peters, Chairman
610-581-4800 or
610-525-2531 (evening)
tpeters@bmtc.com
J. Duncan Smith, CFO
610-526-2466 or
610-306-8489 (evening)
jdsmith@bmtc.com

Bryn Mawr Bank Corporation Reports a 12.5% Increase in Second Quarter Earnings Per Share and a 9.1% Dividend Increase.

BRYN MAWR, Pa. July 27, 2006 - Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), announced second quarter 2006 diluted earnings per share of $0.36, an increase of $0.04 or 12.5% compared to $0.32 in the same period last year. Net income for the second quarter of 2006 was $3.1 million, an increase of 12.5% or $349 thousand, compared to $2.8 million in last year’s second quarter. “Our strong performance was led by healthy loan growth during the first six months of the year. Portfolio loans have risen $44.5 million, or 15% annualized, since the end of 2005,” commented Chairman and CEO Ted Peters. “However, we continue to see pressure on our deposit gathering activities and deposit pricing function as competition in these areas is intense.”

The Corporation’s Board of Directors increased the quarterly dividend $0.01 per share or 9.1% from $0.11 to $0.12 per share, payable September 1, 2006, to shareholders of record as of August 7, 2006.

Return on average equity (ROE) and return on average assets (ROA) for the quarter ended June 30, 2006, were 15.70% and 1.74% respectively. ROE was 15.47% and ROA was 1.65% for the same period last year. The major factor contributing to the increase in earnings for the second quarter of 2006 compared to the same period last year was a $703 thousand or 9.1% increase in net interest income (on a tax equivalent basis) to $8.4 million from $7.7 million. The increase in net interest income (on a tax equivalent basis) in the second quarter of 2006 compared to the same period last year was the result of a $48.6 million increase or 7.9% increase in average interest earning assets and a 6 basis point increase in the Corporation’s net interest margin to 5.04% from 4.98%.

Diluted earnings per share for the six months ended June 30, 2006, was $0.72, an increase of $0.08 or 12.5%, compared with $0.64 in 2005. Net income for the six months ended June 30, 2006 was $6.3 million, an increase of $683 thousand or 12.2%, compared to $5.6 million in the same period last year. ROE and ROA for the six month period ended June 30, 2006 were 15.98% and 1.79%, respectively. ROE was 15.70% and ROA was 1.67% for the same period last year.

The major factor contributing to the increase in earnings for the six month period ending June 30, 2006 compared to the same period last year was a $1.6 million or 10.4% increase in net interest income (on a tax equivalent basis), partially offset by a $499 thousand or 3.3% increase in noninterest expenses. The increase in net interest income (on a tax equivalent basis) in the first six months of 2006 compared to the same period last year was the result of a $40.8 million or 6.6% increase in average interest earning assets, and an 18 basis point increase in the Corporation’s net interest margin to 5.13% from 4.95%.

Asset quality remains strong despite an increase in non-performing assets to $1.7 million at June 30, 2006 from $803 thousand and $415 thousand at March 31, 2006 and December 31, 2005, respectively. The $1.7 million of non-performing loans consists almost entirely of two first lien residential mortgage loans. Non-performing loans as a percentage of gross portfolio loans was 0.26% at June 30, 2006. The allowance for loan losses increased to $7.8 million at June 30,

2006 from $7.4 million at December 31, 2005, however the allowance as a percentage of portfolio loans decreased to 1.22% from 1.24% over the same time period. The decrease in the allowance as a percentage of portfolio loans is attributed to strong loan growth at the end of the second quarter. Net loan charge-offs (recoveries) for the six months ended June 30, 2006 and 2005 were ($14 thousand) and $55 thousand, respectively.

Portfolio loans increased $44.5 million or 7.5% to $639.6 million at June 30, 2006 from $595.2 million at December 31, 2005, reflecting a significant increase in commercial mortgage and construction loan closings in the second quarter of 2006. Second quarter 2006 average portfolio loans increased $26.3 million or 4.5% over fourth quarter 2005 average loans. Investment securities increased steadily over the six month period with June 30, 2006 balances up $12.3 million or 36.8% to $45.7 million from $33.4 million at December 31, 2005. The $32.3 million in federal funds sold at December 31, 2005 represented cash from short term, year-end customer deposits.

The Corporation’s interest bearing liabilities at June 30, 2006 include approximately $58 million in wholesale funding compared with $5 million at December 31, 2005. In addition to the wholesale funding, the Corporation has seen a shift in the mix of its core deposits as lower cost interest bearing checking, money market accounts and savings accounts move into higher yielding certificates of deposit. This change in the core deposit mix appears to be a national trend as competition for deposit balances is very intense, high rate advertisements are commonplace and the continued increase in interest rates has resulted in noticeable customer account movement.

Average non-interest bearing deposits were $150.6 million in the second quarter of 2006 compared to $147.3 million in the first quarter of 2006 and $152.2 in the fourth quarter of 2005. Average short term borrowings in the second quarter of 2006 were $16.7 million compared with $3.5 million in the first quarter of 2006 and $1.5 million in the fourth quarter of 2005. At June 30, 2006, the Corporation had over $230 million in unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh along with capacity under federal funds lines of $48 million.

Chairman Ted Peters stated, “The Bryn Mawr Trust Company will continue with the expansion of its retail banking footprint with controlled de novo expansion in the suburban Philadelphia market. Construction has started on the Corporation’s new Ardmore branch, and we anticipate its opening in the fourth quarter of 2006. We also expect our new West Chester branch to open in the fourth quarter of 2007. This full service branch will also house the Corporation’s Chester County loan production center and a regional office for Wealth Management clients. We are excited about this opportunity to expand our business into the heart of West Chester, the county seat of Chester County, the fastest growing county in Pennsylvania.”

Non-interest income for the second quarter of 2006 was $4.6 million, a decrease of $166 thousand or 3.5% compared with $4.7 million in the same period last year. The decline in non-interest income is attributable to a continued decline in residential mortgage related revenues partially offset by an increase of Wealth Management Services fee income. Wealth Management assets under management and administration were $2.195 billion at June 30, 2006, compared with $2.248 billion at December 31, 2005 and $1.901 billion June 30, 2005. The increase in assets under management and administration for the 12 months ended June 30, 2006 is primarily due to an increase in wealth assets resulting from an acquisition made by a significant client in the third quarter of 2005. The decline in assets under management and administration over the past six months is primarily due to equity market valuations.

Non-interest expense for the second quarter of 2006 increased $38 thousand or 0.5% to $7.9 million when compared to the same period last year. Increases in salaries and employee benefits were partially offset by declines in mortgage servicing rights amortization and a decrease in professional fees. The decline in mortgage servicing rights amortization is expected to continue, while the decline in professional fees was partially due to a fewer number of audit engagements required to be performed in the current year. Other expenses include $53 thousand related to an interest rate floor contract with a notional amount of $25 million purchased in April of 2006 for asset liability management purposes.

Non-interest income for the six months ended June 30, 2006, increased nominally when compared to the same period last year. Fees for wealth management services revenues increased $547 thousand or 9.7% to $6.2 million from $5.6 million. Virtually all areas of the Wealth business contributed to the increase in revenues. Other non-interest income categories in the aggregate declined $542 thousand, primarily due to lower residential mortgage related revenue.

Non-interest expense for the six months ended June 30, 2006, increased $499 thousand or 3.3%, to $15.7 million from $15.2 million in the same period last year, primarily due to increased employment related costs and occupancy expenses, partially offset by reduced mortgage servicing rights amortization and reduced professional fees. The reduction in mortgage servicing rights amortization is expected to continue as new mortgage origination volume is lower than in prior periods. The increase in occupancy expenses is related to rent expense on the new Ardmore branch site.

On a sequential basis, diluted earnings per share of $.36 and net income of $3.1 million remain unchanged. Net interest income (on a tax equivalent basis) increased $129 thousand or 1.6% on the strength of a $25.0 million or 3.9% increase in average interest earning assets, partially offset by a 18 basis point decrease in the net interest margin, as the net interest margin decreased to 5.04% from 5.22%. The decline in the net interest margin is attributable to the funding of loan growth with wholesale sources and a continued shift from lower cost core deposits into higher cost certificates of deposit. Management expects these market conditions to continue for the near term, resulting in increased downward pressure on the net interest margin.

Revenue from Wealth Management Services on a sequential basis declined $72 thousand or 2.3% to $3.0 million in the second quarter of 2006 compared with $3.1 million in the first quarter of 2006. This decline is partially attributable to lower fees from estate settlement and fiduciary tax services in the second quarter compared to the first quarter of 2006, as well as the decline in equity market value, particularly in June, in some sectors where our clients invest. Overall non-interest expenses increased $57 thousand or 0.7% to $7.9 million from $7.8 million as a reduction in professional fees was partially offset by increased advertising costs.

In conjunction with this release, the Corporation will host a conference call, followed by a question and answer session, on Friday, July 28th at 9:00 a.m. Eastern Time. Interested parties may participate by calling 973-582-2843 at 8:55 a.m. Eastern Time and referencing conference PIN 7633654. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through August 11, 2006. The number to call for the taped replay is 973-341-3080 and the conference PIN is 7633654.

The conference call will be simultaneously broadcasted live over the Internet through a webcast on the Bryn Mawr Bank Corporation website. To access the call, please visit the website at http://www.bmtc.com/investor_01.cfm. An online archive of the webcast will be available within two hours of the conclusion of the call.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

The accompanying financial statements are an integral part of this press release.

# # # #

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data)

June 30, 2006

(unaudited)

	For The Three Months Ended
For the period:	June 30, 2006	Mar 31, 2006	Dec 31, 2005	Sept 30, 2005	June 30, 2005
Interest income	$11,098	$10,345	$10,235	$9,835	$9,165
Interest expense	2,795	2,164	1,965	1,788	1,544

Net interest income	8,303	8,181	8,270	8,047	7,621
Provision for loan losses	209	154	173	209	193

Net interest income after provision for loan losses	8,094	8,027	8,097	7,838	7,428
Fees for wealth management services	3,048	3,120	2,946	2,972	2,967
Loan servicing and late fees	282	290	304	321	339
Service charges on deposits	397	379	392	408	398
Net gain on sale of loans	254	250	244	456	464
Other operating income	594	560	542	567	573

Non-interest income	4,575	4,599	4,428	4,724	4,741
Salaries and wages	3,834	3,829	4,183	4,414	3,758
Employee benefits	1,131	1,318	999	998	936
Occupancy and bank premises	642	624	571	564	581
Furniture fixtures and equipment	476	482	495	488	498
Advertising	273	200	277	195	312
Amortization of mortgage servicing rights	84	86	92	115	210
Professional fees	209	297	386	318	295
Other expenses	1,253	1,009	1,135	1,095	1,274

Non-interest expense	7,902	7,845	8,138	8,187	7,864
Income before income taxes	4,767	4,781	4,387	4,375	4,305
Income tax expense	1,630	1,645	1,503	1,499	1,517

Net income	$3,137	$3,136	$2,884	$2,876	$2,788

Per share data:
Weighted average shares outstanding	8,577,365	8,570,675	8,556,250	8,555,037	8,549,675
Dilutive potential common shares	113,690	109,837	110,576	107,699	80,772

Adjusted weighted average dilutive shares	8,691,055	8,680,512	8,666,826	8,662,736	8,630,447

Basic earnings per common share	$0.37	$0.37	$0.34	$0.34	$0.33

Diluted earnings per common share	$0.36	$0.36	$0.33	$0.33	$0.32

Dividend declared per share	$0.11	$0.11	$0.11	$0.11	$0.10

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data)

June 30, 2006

(unaudited)

	For The Six Months Ended
For the period:	June 30, 2006	June 30, 2005
Interest income	$21,443	$17,822
Interest expense	4,959	2,847

Net interest income	16,484	14,975
Provision for loan losses	363	380

Net interest income after provision for loan losses	16,121	14,595
Fees for wealth management services	6,168	5,621
Loan servicing and late fees	572	678
Service charges on deposits	776	793
Net gain on sale of loans	504	922
Other operating income	1,154	1,155

Non-interest income	9,174	9,169
Salaries and wages	7,663	7,265
Employee benefits	2,449	2,077
Occupancy and bank premises	1,266	1,137
Furniture fixtures and equipment	958	958
Advertising	473	488
Amortization of mortgage servicing rights	170	399
Professional fees	506	598
Other expenses	2,262	2,326

Non-interest expense	15,747	15,248
Income before income taxes	9,548	8,516
Income tax expense	3,275	2,926

Net income	$6,273	$5,590

Per share data:
Weighted average shares outstanding	8,574,038	8,570,533
Dilutive potential common shares	110,676	97,743

Adjusted weighted average shares	8,684,714	8,668,276

Basic earnings per common share	$0.73	$0.65

Diluted earnings per common share	$0.72	$0.64

Dividend declared per share	$0.22	$0.20

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data )

June 30, 2006

(unaudited)

For the period:	2006 2Q		2006 1Q		2005 4Q	2005 3Q	2005 2Q

Asset Quality Data

Nonaccrual loans	$866		773		390	273	678
90 + days past due loans	794		5		—	—	—

Nonperforming loans	$1,660		778		390	273	678
OREO	—		25		25	—	210

Nonperforming assets	$1,660		803		415	273	888

Allowance for loan losses	$7,779		7,571		7,402	7,392	7,252
Allowance for loan losses / loans	1.22%		1.25%		1.24%	1.25%	1.22%
Allowance for loan losses / nonperforming loans	469%		973%		1,898%	2,708%	1,070%
Nonperforming loans / loans	0.26%		0.13%		0.07%	0.05%	0.11%
Nonperforming assets / assets	0.22%		0.11%		0.06%	0.04%	0.13%
Net loan charge-offs (recoveries)	1		(15)		162	69	66
Net loan charge-offs (annualized)/ average loans	NC	*	NC	*	0.11%	0.05%	0.05%

	2006 2Q		2006 1Q		2005 4Q	2005 3Q	2005 2Q
Selected ratios (annualized):

Return on average assets	1.74%		1.83%		1.65%	1.65%	1.65%
Return on average shareholders’ equity	15.70%		16.27%		15.04%	15.35%	15.47%
Yield on interest earning assets**	6.72%		6.58%		6.41%	6.18%	5.98%
Cost of interest bearing funds	2.35%		1.92%		1.73%	1.57%	1.37%
Net interest margin**	5.04%		5.22%		5.19%	5.07%	4.98%
Tier 1 leverage ratio	11.39%		11.53%		11.25%	11.02%	10.87%
Book value per share	$9.52		9.29		9.06	8.86	8.63
Tangible book value per share	$9.52		9.29		9.06	8.86	8.63
Period end shares outstanding	8,575,398		8,575,555		8,556,255	8,559,105	8,543,046

Selected data:

Mortgage loans originated	$31,966		34,451		33,146	62,759	46,010
Mortgage loans sold – servicing retained	$3,615		7,010		6,889	11,016	9,972
Mortgage loans sold – servicing released	$13,127		7,436		18,460	23,051	16,817
Mortgage loans serviced for others	$395,091		409,429		417,649	438,183	465,780

Wealth assets under management / administration	$2,195,258		2,262,064		2,247,630	2,205,380	1,900,928

			2006 Year-to-date			2005 Year-to-date
Selected ratios (annualized):

Return on average assets			1.79%			1.67%
Return on average shareholders’ equity			15.98%			15.70%
Yield on interest earning assets**			6.65%			5.89%
Cost of interest bearing funds			2.14%			1.28%
Net interest margin**			5.13%			4.95%

Mortgage loans originated			$66,417			84,559
Mortgage loans sold – servicing retained			$10,625			23,759
Mortgage loans sold – servicing released			$20,563			37,026

*	Not calculated as there were no significant 2006 charge-offs
**	Yield on interest earning assets and net interest margin are calculated on a tax equivalent basis.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands)

June 30, 2006

(unaudited)

Balance Sheet

		As of
	June 30, 2006	Mar 31, 2006	Dec 31, 2005	Sept 30, 2005	June 30, 2005
Assets
Interest bearing deposits with banks	$642	$508	$405	$8,075	$314
Fed funds sold	—	—	32,341	—	—
Investment securities	45,697	41,488	33,397	33,968	34,215

Loans held for sale	6,369	4,061	2,765	9,073	8,147

Portfolio loans:
Consumer	8,863	9,149	9,437	8,791	9,482
Commercial & industrial	166,442	165,508	170,283	172,115	193,402
Commercial mortgages	178,253	166,816	162,621	162,187	149,604
Construction	65,097	49,375	45,523	37,386	42,842
Residential mortgages	108,820	106,196	99,602	95,351	84,176
Home equity lines & loans	112,157	109,534	107,699	106,562	106,327

Total portfolio loans	639,632	606,578	595,165	582,392	585,833

Earning assets	692,340	652,635	664,073	633,508	628,509
Cash and due from	27,529	26,132	33,896	30,976	33,979
Allowance for loan losses	(7,779)	(7,571)	(7,402)	(7,392)	(7,252)
Other assets	39,392	38,737	36,659	35,875	35,516

Total assets	$751,482	$709,933	$727,226	$692,967	$690,752

Interest-bearing checking	$134,754	$142,606	$154,319	$148,042	$140,271
Money market	106,401	115,920	112,319	118,548	125,972
Savings	43,303	44,830	46,258	47,721	51,141
Time deposits	197,980	153,412	155,322	137,262	126,538

Interest-bearing deposits	482,438	456,768	468,218	451,573	443,922

Non-interest bearing deposits	152,092	151,324	168,042	153,084	161,448

Total deposits	634,530	608,092	636,260	604,657	605,370

Borrowed funds	22,700	8,000	—	—	—
Other liabilities	12,597	14,171	13,453	12,491	11,617
Shareholders’ equity	81,655	79,670	77,513	75,819	73,765

Total liabilities and shareholders’ equity	$751,482	$709,933	$727,226	$692,967	$690,752

Balance Sheet (average)

	2006 2Q	2006 1Q	2005 4Q	2005 3Q	2005 2Q
Interest bearing deposits with banks	$687	$439	$1,176	$4,730	$536
Fed funds sold	1,467	6,161	8,115	7,420	5,119
Investment securities	44,197	37,069	34,501	34,520	34,828
Loans held for sale	3,304	3,217	3,142	8,690	9,046
Portfolio loans	617,627	595,446	591,294	580,036	569,127

Earning assets	667,282	642,332	638,228	635,396	618,656

Cash and due from	24,666	24,332	25,754	27,413	33,259
Allowance for loan losses	(7,686)	(7,524)	(7,460)	(7,359)	(7,251)
Other assets	37,803	35,819	35,162	34,993	34,975

Total assets	$722,065	$694,959	$691,684	$690,443	$679,639

Interest-bearing checking	$140,400	$141,504	$141,441	$142,400	$148,943
Money market	110,710	118,365	117,033	126,128	119,261
Savings	43,738	45,073	46,699	49,695	50,897
Time deposits	166,228	147,610	143,156	133,052	128,777

Interest-bearing deposits	461,076	452,552	448,329	451,275	447,878

Non-interest bearing deposits	150,586	147,274	152,230	152,048	146,140

Total deposits	611,662	599,826	600,559	603,323	594,018

Borrowed funds	16,738	3,544	1,505	516	3,540
Other liabilities	13,487	13,419	13,534	12,303	9,803
Shareholders’ equity	80,178	78,170	76,086	74,301	72,278

Total liabilities and shareholders’ equity	$722,065	$694,959	$691,684	$690,443	$679,639

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Quarterly Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields

(unaudited)	2nd Quarter 2006			1st Quarter 2006			4th Quarter 2005			3rd Quarter 2005			2nd Quarter 2005
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$687	$8	4.67%	$439	$5	4.62%	$1,176	$11	3.71%	$4,730	$44	3.69%	$536	$3	2.24%
Federal funds sold	1,467	18	4.92%	6,161	66	4.34%	8,115	85	4.16%	7,420	64	3.42%	5,119	36	2.82%
Investment securities available for sale	44,197	475	4.31%	37,069	366	4.00%	34,501	310	3.56%	34,520	308	3.54%	34,828	296	3.41%
Loans	620,931	10,683	6.90%	598,663	9,987	6.77%	594,436	9,904	6.61%	588,726	9,489	6.39%	578,173	8,895	6.17%

Total interest earning assets	667,282	11,184	6.72%	642,332	10,424	6.58%	638,228	10,310	6.41%	635,396	9,905	6.18%	618,656	9,230	5.98%
Cash and due from banks	24,666			24,332			25,754			27,413			33,259
Less allowance for loan losses	(7,686)			(7,524)			(7,460)			(7,359)			(7,251)
Other assets	37,803			35,819			35,162			34,993			34,975

Total assets	$722,065			$694,959			$691,684			$690,443			$679,639

Liabilities:
Savings, Now and market rate deposits	$294,848	$934	1.27%	$304,942	$821	1.09%	$305,173	$764	0.99%	$318,223	$770	0.96%	$319,101	$647	0.81%
Time deposits	166,228	1,645	3.97%	147,610	1,301	3.57%	143,156	1,185	3.28%	133,052	1,013	3.02%	128,777	869	2.71%

Total interest-bearing deposits	461,076	2,579	2.24%	452,552	2,122	1.90%	448,329	1,949	1.72%	451,275	1,783	1.57%	447,878	1,516	1.36%
Short term borrowings	16,738	216	5.18%	3,544	42	4.81%	1,505	16	4.22%	516	5	3.84%	3,540	28	3.17%

Total interest-bearing liabilities	477,814	2,795	2.35%	456,096	2,164	1.92%	449,834	1,965	1.73%	451,791	1,788	1.57%	451,418	1,544	1.37%
Demand deposits, noninterest-bearing	150,586			147,274			152,230			152,048			146,140
Other liabilities	13,487			13,419			13,534			12,303			9,803

Total noninterest-bearing liabilities	164,073			160,693			165,764			164,351			155,943
Total liabilities	641,887			616,789			615,598			616,142			607,361
Shareholders’ equity	80,178			78,170			76,086			74,301			72,278

Total liabilities and shareholders’ equity	$722,065			$694,959			$691,684			$690,443			$679,639

Net interest spread			4.37%			4.66%			4.68%			4.61%			4.61%
Effect of noninterest-bearing sources			0.67%			0.56%			0.51%			0.46%			0.37%

Net interest income/ margin on earning assets		$8,389	5.04%		$8,260	5.22%		$8,345	5.19%		$8,117	5.07%		$7,686	4.98%

Tax equivalent adjustment		$86	0.05%		$79	0.05%		$75	0.05%		$70	0.05%		$65	0.04%

Non-accrual loans are included in the average loan balances.

	Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields For the Six Months ended June 30,
(unaudited)	2006			2005
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$564	$13	4.65%	$1,834	$21	2.31%
Federal funds sold	3,801	84	4.46%	4,769	61	2.58%
Investment securities available for sale	40,653	841	4.17%	34,429	583	3.41%
Loans	609,860	20,670	6.83%	573,036	17,268	6.08%

Total interest earning assets	654,878	21,608	6.65%	614,068	17,933	5.89%
Cash and due from banks	24,500			$33,308
Less allowance for loan losses	(7,606)			(7,155)
Other assets	36,809			34,465

Total assets	$708,581			$674,686

Liabilities:
Savings, Now and market rate deposits	$299,867	$1,755	1.18%	$322,893	$1,209	0.76%
Time deposits	156,970	2,947	3.79%	123,018	1,602	2.63%

Total interest-bearing deposits	456,837	4,702	2.08%	445,911	2,811	1.27%
Short term borrowings	10,177	257	5.09%	2,401	36	3.02%

Total interest-bearing liabilities	467,014	4,959	2.14%	448,312	2,847	1.28%
Demand deposits, noninterest-bearing	148,941			144,792
Other liabilities	13,451			9,796

Total noninterest-bearing liabilities	162,392			154,588
Total liabilities	629,406			602,900
Shareholders’ equity	79,175			71,786

Total liabilities and shareholders’ equity	$708,581			$674,686

Net interest spread			4.51%			4.61%
Effect of noninterest-bearing sources			0.62%			0.34%

Net interest income/ margin on earning assets		$16,649	5.13%		$15,086	4.95%

Tax equivalent adjustment		$165	0.05%		$111	0.04%

Non-accrual loans are included in the average loan balances.